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                                                                  Exhibit 99.7


                CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR


     I hereby consent to the references in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 to my name under the headings "Summary -- Interest of Certain Persons in the Merger and Effect of the Merger on Employees and Benefit Plans," "The Merger -- General Description of the Terms of the Merger," "The Merger -- Interest of Certain Persons in the Merger and Effect of the Merger on Employees and Benefit
Plans," and "Management of LSB," as a person about to become a director of the Registrant.


                                             /s/ Albert J. Dooley, Sr.

April 29, 1994